EXHIBIT 99.1

Hanmi Reports 2024 First Quarter Results

LOS ANGELES, April 23, 2024 (GLOBE NEWSWIRE) -- Hanmi Financial Corporation (NASDAQ: HAFC, or “Hanmi”), the parent company of Hanmi Bank (the “Bank”), today reported financial results for the first quarter of 2024.

Net income for the first quarter of 2024 was $15.2 million, or $0.50 per diluted share, compared with $18.6 million, or $0.61 per diluted share, for the fourth quarter of 2023. The return on average assets for the first quarter was 0.81% and the return on average equity was 7.90%, compared with a return on average assets of 0.99% and the return on average equity of 9.70% for the fourth quarter of 2023.

CEO Commentary
“Our first quarter performance highlights the continued execution of our strategy of diversifying our loan portfolio and deposit franchise,” said Bonnie Lee, President and Chief Executive Officer of Hanmi. “Our relationship banking model enabled us to attract new customers, expanding our market share and driving a 6% annualized increase in deposits and a nearly 4% net increase in our C&I portfolio in the first quarter. We remained disciplined and selective in our underwriting practices, which have resulted in excellent asset quality.”

“The Hanmi franchise is robust and well positioned to successfully navigate a dynamic economic environment. Our balance sheet is solid with ample liquidity, and we have strong credit quality and excellent capital ratios. Furthermore, we have a healthy loan pipeline, stable core deposits, and well-managed expenses. Looking ahead, we will continue to optimize our branch network through a consolidation of existing offices and by entering new markets this year. I am grateful to our team of highly skilled bankers who continually build enduring banking relationships with our customers and create value for our shareholders.”

First Quarter 2024 Highlights:

  First quarter net income was $15.2 million, or $0.50 per diluted share, compared with $18.6 million, or $0.61 per diluted share for the fourth quarter of 2023. The decline in net income reflects the change to a credit loss expense for the first quarter from a recovery during the fourth quarter of 2023, lower net interest income, and higher noninterest expense, partially offset by higher noninterest income.
  Loans receivable were $6.18 billion at March 31, 2024, essentially unchanged from the end of the fourth quarter of 2023; loan production for the first quarter was $234.0 million with a weighted average interest rate of 8.02%.
  Deposits were $6.38 billion at March 31, 2024, up 1.5% from the end of the fourth quarter of 2023; noninterest-bearing demand deposits were 30.3% of total deposits at the end of the first quarter.
  Net interest income for the first quarter was $50.7 million, down $2.4 million, or 4.7%, from the fourth quarter of 2023, and net interest margin (taxable equivalent) was 2.78% for the first quarter, down 14 basis points; the average yield on loans increased 12 basis points while the cost of interest-bearing deposits increased 33 basis points.
  Noninterest income for the first quarter was $7.7 million, up $1.1 million, or 15.8%, from the fourth quarter of 2023, primarily reflecting a $0.4 million gain on the sale of residential mortgage loans, a $0.3 million valuation adjustment to bank-owned life insurance in the fourth quarter of 2023, and higher trade finance and remittance fees of $0.2 million.
  Noninterest expenses were $36.4 million for the first quarter, up $1.2 million, or 3.5%, from the fourth quarter of 2023, primarily reflecting an increase in salaries and benefits, partially offset by declines in nearly all other expense categories.
  Asset quality remained favorable with criticized loans declining 11.1% from the year-end 2023 to $86.0 million, or 1.4% of loans. Nonperforming assets declined 9.3% to $14.1 million, or 0.19% of total assets, and net charge offs were low at $1.6 million, or 0.10% of average loans (annualized).

For more information about Hanmi, please see the Q1 2024 Investor Update (and Supplemental Financial Information), which is available on the Bank’s website at www.hanmi.com and via a current report on Form 8-K on the website of the Securities and Exchange Commission at www.sec.gov. Also, please refer to “Non-GAAP Financial Measures” herein for further details of the presentation of certain non-GAAP financial measures.

Quarterly Highlights
(Dollars in thousands, except per share data)

	As of or for the Three Months Ended					Amount Change
	March 31,	December 31,	September 30,	June 30,	March 31,	Q1-24	Q1-24
	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23

Net income	$15,164	$18,633	$18,796	$20,620	$21,991	$(3,469)	$(6,827)
Net income per diluted common share	$0.50	$0.61	$0.62	$0.67	$0.72	$(0.11)	$(0.22)

Assets	$7,512,046	$7,570,341	$7,350,140	$7,344,924	$7,434,130	$(58,295)	$77,916
Loans receivable	$6,177,840	$6,182,434	$6,020,785	$5,965,171	$5,980,458	$(4,594)	$197,382
Deposits	$6,376,060	$6,280,574	$6,260,072	$6,315,768	$6,201,038	$95,486	$175,022

Return on average assets	0.81%	0.99%	1.00%	1.12%	1.21%	-0.18	-0.40
Return on average stockholders' equity	7.90%	9.70%	9.88%	11.14%	12.19%	-1.80	-4.29

Net interest margin	2.78%	2.92%	3.03%	3.11%	3.28%	-0.14	-0.50
Efficiency ratio (1)	62.42%	58.86%	51.82%	54.11%	49.54%	3.56	12.88

Tangible common equity to tangible assets (2)	9.23%	9.14%	8.89%	8.96%	8.77%	0.09	0.46
Tangible common equity per common share (2)	$22.86	$22.75	$21.45	$21.56	$21.30	0.11	1.56

(1) Noninterest expense divided by net interest income plus noninterest income.
(2) Refer to "Non-GAAP Financial Measures" for further details.

Results of Operations
Net interest income for the first quarter decreased $2.4 million to $50.7 million from $53.1 million for the fourth quarter of 2023, down 4.7%. The decrease was primarily due to an increase in the cost of interest-bearing deposits, partially offset by an increase in interest-earning asset yields. The cost of interest-bearing deposits increased 33 basis points to 4.16% for the first quarter of 2024, from 3.83% for the fourth quarter of 2023. The increase in the cost of interest-bearing deposits was due to higher market interest rates and higher average balances. Average interest-bearing deposits were $4.41 billion for the first quarter, up 5.6% from $4.17 billion for the fourth quarter of 2023. The yield on average loans for the first quarter increased 12 basis points to 6.00%, from 5.88% for the fourth quarter of 2023. Average loans were $6.14 billion for the first quarter, up 1.1% from $6.07 billion for the fourth quarter of 2023. First quarter loan prepayment fees were $0.2 million, compared to $0.1 million for the fourth quarter of 2023. Net interest margin (taxable-equivalent) for the first quarter was 2.78%, compared with 2.92% for the fourth quarter of 2023.

	As of or For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
Net Interest Income	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23

Interest and fees on loans receivable(1)	$91,674	$89,922	$85,398	$83,567	$80,923	1.9%	13.3%
Interest on securities	4,955	4,583	4,204	4,126	4,025	8.1%	23.1%
Dividends on FHLB stock	361	341	317	283	289	5.9%	24.9%
Interest on deposits in other banks	2,604	2,337	4,153	2,794	2,066	11.4%	26.0%
Total interest and dividend income	$99,594	$97,183	$94,072	$90,770	$87,303	2.5%	14.1%

Interest on deposits	45,638	40,277	36,818	32,115	25,498	13.3%	79.0%
Interest on borrowings	1,655	2,112	753	1,633	2,369	-21.6%	-30.1%
Interest on subordinated debentures	1,646	1,654	1,646	1,600	1,583	-0.5%	4.0%
Total interest expense	48,939	44,043	39,217	35,348	29,450	11.1%	66.2%
Net interest income	$50,655	$53,140	$54,855	$55,422	$57,853	-4.7%	-12.4%

(1) Includes loans held for sale.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
Average Earning Assets and Interest-bearing Liabilities	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Loans receivable (1)	$6,137,888	$6,071,644	$5,915,423	$5,941,071	$5,944,399	1.1%	3.3%
Securities	969,520	961,551	955,473	971,531	980,712	0.8%	-1.1%
FHLB stock	16,385	16,385	16,385	16,385	16,385	0.0%	0.0%
Interest-bearing deposits in other banks	201,724	181,140	317,498	230,974	192,902	11.4%	4.6%
Average interest-earning assets	$7,325,517	$7,230,720	$7,204,779	$7,159,961	$7,134,398	1.3%	2.7%

Demand: interest-bearing	$86,401	$86,679	$94,703	$99,057	$109,391	-0.3%	-21.0%
Money market and savings	1,815,085	1,669,973	1,601,826	1,463,304	1,453,569	8.7%	24.9%
Time deposits	2,507,830	2,417,803	2,438,112	2,403,685	2,223,615	3.7%	12.8%
Average interest-bearing deposits	4,409,316	4,174,455	4,134,641	3,966,046	3,786,575	5.6%	16.4%
Borrowings	162,418	205,951	120,381	196,776	268,056	-21.1%	-39.4%
Subordinated debentures	130,088	129,933	129,780	129,631	129,483	0.1%	0.5%
Average interest-bearing liabilities	$4,701,822	$4,510,339	$4,384,802	$4,292,453	$4,184,114	4.2%	12.4%

Average Noninterest Bearing Deposits
Demand deposits - noninterest bearing	$1,921,189	$2,025,212	$2,136,156	$2,213,171	$2,324,413	-5.1%	-17.3%

(1) Includes loans held for sale.

	For the Three Months Ended					Yield/Rate Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
Average Yields and Rates	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Loans receivable(1)	6.00%	5.88%	5.73%	5.64%	5.51%	0.12	0.49
Securities (2)	2.07%	1.93%	1.79%	1.73%	1.67%	0.14	0.40
FHLB stock	8.87%	8.25%	7.67%	6.92%	7.16%	0.62	1.71
Interest-bearing deposits in other banks	5.19%	5.12%	5.19%	4.85%	4.34%	0.07	0.85
Interest-earning assets	5.47%	5.34%	5.19%	5.09%	4.96%	0.13	0.51

Interest-bearing deposits	4.16%	3.83%	3.53%	3.25%	2.73%	0.33	1.43
Borrowings	4.10%	4.07%	2.48%	3.33%	3.58%	0.03	0.51
Subordinated debentures	5.06%	5.09%	5.07%	4.94%	4.89%	-0.03	0.17
Interest-bearing liabilities	4.19%	3.88%	3.55%	3.30%	2.85%	0.31	1.34

Net interest margin (taxable equivalent basis)	2.78%	2.92%	3.03%	3.11%	3.28%	-0.14	-0.50

Cost of deposits	2.90%	2.58%	2.33%	2.08%	1.69%	0.32	1.21

(1) Includes loans held for sale.
(2) Amounts calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Credit loss expense for the first quarter was $0.2 million, compared to a credit loss recovery of $2.9 million for the fourth quarter of 2023. First quarter credit loss expense included a $0.4 million credit loss expense for loan losses, offset by a $0.2 million recovery for off-balance sheet items. First quarter net loan charge-offs were $1.6 million, compared to fourth quarter of 2023 net loan recoveries of $5.0 million that included a $6.0 million recovery from a 2019 troubled loan relationship.

Noninterest income for the first quarter increased $1.1 million to $7.7 million, or 15.8%, from $6.7 million for the fourth quarter of 2023. The increase primarily reflected a $0.4 million gain on sale of residential mortgage loans, a $0.3 million valuation adjustment to bank-owned life insurance in the fourth quarter of 2023, and a $0.2 million increase in trade finance and other service charges and fees. Additionally, gains on sales of SBA loans remained stable at $1.5 million. The volume of SBA loans sold in the first quarter decreased to $25.6 million, from $29.9 million for the fourth quarter of 2023, while trade premiums increased to 7.23% for the first quarter, from 6.17% for the fourth quarter of 2023.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
Noninterest Income	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Service charges on deposit accounts	$2,450	$2,391	$2,605	$2,571	$2,579	2.5%	-5.0%
Trade finance and other service charges and fees	1,414	1,245	1,155	1,173	1,258	13.6%	12.4%
Servicing income	712	772	838	825	742	-7.8%	-4.0%
Bank-owned life insurance income (expense)	304	(29)	280	271	270	1148.3%	12.6%
All other operating income	928	853	1,178	1,811	1,618	8.8%	-42.6%
Service charges, fees & other	5,808	5,232	6,056	6,651	6,467	11.0%	-10.2%

Gain on sale of SBA loans	1,482	1,448	1,172	1,212	1,869	2.3%	-20.7%
Gain on sale of mortgage loans	443	-	-	-	-	0.0%	0.0%
Net gain (loss) on sales of securities	-	-	-	(1,871)	-	0.0%	0.0%
Gain (loss) on sale of bank premises	-	-	4,000	-	-	0.0%	0.0%
Legal settlement	-	-	-	1,943	-	0.0%	0.0%
Total noninterest income	$7,733	$6,680	$11,228	$7,935	$8,336	15.8%	-7.2%

Noninterest expense for the first quarter increased by $1.2 million to $36.4 million from $35.2 million for the fourth quarter of 2023. The increase was primarily due to a $1.5 million increase in salaries and benefits due to seasonally higher employer taxes and benefits of $1.4 million. All other categories of noninterest expense combined, except for data processing, decreased $0.3 million in the first quarter from the fourth quarter of 2023. Data processing increased by less than $0.1 million. The efficiency ratio for the first quarter was 62.42%, compared with 58.86% for the fourth quarter of 2023, primarily due to the lower revenue and higher expenses.

	For the Three Months Ended (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Noninterest Expense
Salaries and employee benefits	$21,585	$20,062	$20,361	$20,365	$20,610	7.6%	4.7%
Occupancy and equipment	4,537	4,604	4,825	4,500	4,412	-1.5%	2.8%
Data processing	3,551	3,487	3,490	3,465	3,253	1.8%	9.2%
Professional fees	1,893	1,977	1,568	1,376	1,335	-4.2%	41.8%
Supplies and communication	601	613	552	638	676	-2.0%	-11.1%
Advertising and promotion	907	990	534	748	833	-8.4%	8.9%
All other operating expenses	3,160	3,252	2,852	3,243	1,957	-2.8%	61.5%
Subtotal	36,234	34,985	34,182	34,335	33,076	3.6%	9.5%

Other real estate owned expense (income)	22	15	16	4	(201)	46.7%	-110.9%
Repossessed personal property expense (income)	189	211	47	(59)	(84)	-10.4%	-325.0%
Total noninterest expense	$36,445	$35,211	$34,245	$34,280	$32,791	3.5%	11.1%

Hanmi recorded a provision for income taxes of $6.6 million for the first quarter of 2024, compared with $8.8 million for the fourth quarter of 2023, representing an effective tax rate of 30.2% and 32.2%, respectively for each period. The 2024 first quarter provision included a $0.2 million charge for share-based compensation vesting and $0.2 million additional expense associated with amended state tax returns. The fourth quarter 2023 income tax expense included a $0.6 million charge to increase the valuation allowance on state net operating loss carryforwards.

Financial Position
Total assets at March 31, 2024 decreased 0.8%, or $58.3 million, to $7.51 billion from $7.57 billion at December 31, 2023. The sequential quarter decrease reflected a 15.3%, or $46.3 million, decrease in cash and due from banks, and an $8.0 million decrease in loans held for sale. The decrease in cash and $95.5 million increase in deposits supported a $152.5 million reduction in borrowings.

Loans receivable, before allowance for credit losses, were $6.18 billion at March 31, 2024, consistent with December 31, 2023. Loans held for sale, representing the guaranteed portion of SBA 7(a) loans, were $4.0 million at the end of the first quarter of 2024, down from $12.0 million at year-end 2023.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Loan Portfolio
Commercial real estate loans	$3,878,677	$3,889,739	$3,773,015	$3,738,325	$3,784,176	-0.3%	2.5%
Residential/consumer loans	970,362	962,661	926,326	886,984	817,917	0.8%	18.6%
Commercial and industrial loans	774,851	747,819	728,792	753,456	778,149	3.6%	-0.4%
Equipment finance	553,950	582,215	592,652	586,406	600,216	-4.9%	-7.7%
Loans receivable	6,177,840	6,182,434	6,020,785	5,965,171	5,980,458	-0.1%	3.3%
Loans held for sale	3,999	12,013	11,767	7,293	3,652	-66.7%	9.5%
Total	$6,181,839	$6,194,447	$6,032,552	$5,972,464	$5,984,110	-0.2%	3.3%

	As of
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
Composition of Loan Portfolio
Commercial real estate loans	62.7%	62.8%	62.5%	62.6%	63.2%
Residential/consumer loans	15.7%	15.5%	15.4%	14.9%	13.7%
Commercial and industrial loans	12.5%	12.1%	12.1%	12.6%	13.0%
Equipment finance	9.0%	9.4%	9.8%	9.8%	10.0%
Loans receivable	99.9%	99.8%	99.8%	99.9%	99.9%
Loans held for sale	0.1%	0.2%	0.2%	0.1%	0.1%
Total	100.0%	100.0%	100.0%	100.0%	100.0%

New loan production was $234.0 million for the first quarter of 2024 at an average rate of 8.02%, while $86.3 million of loans paid-off during the quarter at an average rate of 7.60%.

Commercial real estate loan production for the first quarter of 2024 was $60.1 million. Commercial and industrial loan production was $50.8 million, SBA loan production was $30.8 million, equipment finance production was $39.2 million, and residential mortgage loan production was $53.1 million.

	For the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
New Loan Production
Commercial real estate loans	$60,085	$178,157	$106,151	$40,989	$75,528
Commercial and industrial loans	50,789	52,079	67,907	36,322	27,055
SBA loans	30,817	48,432	36,109	30,926	34,472
Equipment finance	39,155	57,334	71,075	50,905	69,307
Residential/consumer loans	53,115	53,465	55,026	100,161	97,201
subtotal	233,961	389,467	336,268	259,303	303,563

Payoffs	(86,250)	(77,961)	(62,140)	(120,609)	(124,923)
Amortization	(90,711)	(106,610)	(116,411)	(102,248)	(102,675)
Loan sales	(55,321)	(29,861)	(22,496)	(20,933)	(30,002)
Net line utilization	(4,150)	(11,609)	(70,238)	(28,092)	(30,401)
Charge-offs & OREO	(2,123)	(1,777)	(9,369)	(2,708)	(2,237)

Loans receivable-beginning balance	6,182,434	6,020,785	5,965,171	5,980,458	5,967,133
Loans receivable-ending balance	$6,177,840	$6,182,434	$6,020,785	$5,965,171	$5,980,458

Deposits were $6.38 billion at the end of the first quarter of 2024, up $95.5 million, or 1.5%, from $6.28 billion at the end of the preceding quarter. Driving the change was a $125.2 million increase in money market and savings deposits and a $40.9 million increase in time deposits, partially offset by a $70.5 million decline in noninterest-bearing demand deposits. Noninterest-bearing demand deposits represented 30.3% of total deposits at March 31, 2024 and the loan-to-deposit ratio was 96.9%.

	As of (in thousands)					Percentage Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Deposit Portfolio
Demand: noninterest-bearing	$1,933,060	$2,003,596	$2,161,238	$2,206,078	$2,334,083	-3.5%	-17.2%
Demand: interest-bearing	87,374	87,452	88,133	97,076	104,245	-0.1%	-16.2%
Money market and savings	1,859,865	1,734,658	1,576,006	1,580,691	1,382,472	7.2%	34.5%
Time deposits	2,495,761	2,454,868	2,434,695	2,431,923	2,380,238	1.7%	4.9%
Total deposits	$6,376,060	$6,280,574	$6,260,072	$6,315,768	$6,201,038	1.5%	2.8%

	As of
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
Composition of Deposit Portfolio
Demand: noninterest-bearing	30.3%	31.9%	34.5%	34.9%	37.6%
Demand: interest-bearing	1.4%	1.4%	1.4%	1.5%	1.7%
Money market and savings	29.2%	27.6%	25.2%	25.0%	22.3%
Time deposits	39.1%	39.1%	38.9%	38.6%	38.4%
Total deposits	100.0%	100.0%	100.0%	100.0%	100.0%

Stockholders’ equity at March 31, 2024 was $703.1 million, up $1.2 million from $701.9 million at December 31, 2023. First quarter net income, net of dividends paid, added $7.5 million to stockholders’ equity for the period. This addition was offset by a $3.4 million increase in unrealized after-tax losses on securities available for sale due to changes in interest rates during the first quarter and a $1.6 million increase in unrealized after-tax losses on cash flow hedges. In addition, Hanmi repurchased 100,000 shares of common stock during the quarter at an average share price of $15.92. At March 31, 2024, 309,972 shares remain under Hanmi’s share repurchase program. Tangible common stockholders’ equity was $692.0 million, or 9.23% of tangible assets, at March 31, 2024, compared with $690.8 million, or 9.14% of tangible assets at the end of the fourth quarter of 2023.

Hanmi and the Bank exceeded minimum regulatory capital requirements, and the Bank continues to exceed the minimum for the “well capitalized” category. At March 31, 2024, Hanmi’s preliminary common equity tier 1 capital ratio was 12.05% and its total risk-based capital ratio was 15.20%, compared with 11.86% and 14.95%, respectively, at the end of the fourth quarter of 2023.

	As of					Ratio Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Regulatory Capital ratios (1)
Hanmi Financial
Total risk-based capital	15.20%	14.95%	15.07%	15.11%	14.80%	0.25	0.40
Tier 1 risk-based capital	12.40%	12.20%	12.30%	12.25%	11.94%	0.20	0.46
Common equity tier 1 capital	12.05%	11.86%	11.95%	11.90%	11.59%	0.19	0.46
Tier 1 leverage capital ratio	10.36%	10.37%	10.27%	10.22%	10.09%	-0.01	0.27
Hanmi Bank
Total risk-based capital	14.50%	14.27%	14.42%	14.45%	14.15%	0.23	0.35
Tier 1 risk-based capital	13.44%	13.26%	13.42%	13.39%	13.06%	0.18	0.38
Common equity tier 1 capital	13.44%	13.26%	13.42%	13.39%	13.06%	0.18	0.38
Tier 1 leverage capital ratio	11.29%	11.32%	11.25%	11.21%	11.06%	-0.03	0.23

(1) Preliminary ratios for March 31, 2024

Asset Quality
Loans 30 to 89 days past due and still accruing were 0.26% of loans at the end of the first quarter of 2024, compared with 0.17% at the end of the prior quarter.

Criticized loans totaled $86.0 million at the end of the first quarter, down from $96.7 million at the end of the fourth quarter of 2023. Special mention loans were $62.3 million at the end of the first quarter, down from $65.3 million at December 31, 2023. Reductions in special mention loans included upgrades to pass of $1.5 million, paydowns and payoffs of $1.4 million and downgrades of $0.8 million. The quarter-over-quarter change also included increases from downgrades of $0.7 million of pass loans.

Classified loans were $23.7 million at March 31, 2024, down from $31.4 million at the end of the prior quarter. The $7.7 million decrease was primarily driven by payoffs of $7.3 million, charge-offs of $1.9 million, and paydowns and amortization of $2.1 million. New downgrades to classified loans of $3.6 million partially offset the decrease.

Nonperforming loans were $14.0 million at March 31, 2024, down from $15.5 million at the end of the prior quarter. As a percentage of the loan portfolio, nonperforming loans improved to 0.23% at quarter-end, from 0.25% at the end of the fourth quarter of 2023.

Nonperforming assets were $14.1 million at the end of the first quarter of 2024, down from $15.6 million at the end of the prior quarter. As a percentage of total assets, nonperforming assets also improved to 0.19% at quarter-end, from 0.21% at the end of the fourth quarter of 2023.

Gross charge-offs for the first quarter of 2024 were $2.1 million, compared with $1.8 million for the preceding quarter. Recoveries of previously charged-off loans for the first quarter of 2024 were $0.5 million, compared with $6.8 million of recoveries for the prior quarter, which included a $6.0 million recovery from a 2019 troubled loan relationship. As a result, there were net charge-offs of $1.6 million for the first quarter of 2024, compared to net recoveries of $5.0 million for the prior quarter.

The allowance for credit losses was $68.3 million at March 31, 2024, compared with $69.5 million at December 31, 2023. Specific allowances for loans increased $1.9 million while the allowance for quantitative and qualitative considerations decreased $3.1 million. The ratio of the allowance for credit losses to loans was 1.11% at the end of the first quarter, compared with 1.12% at December 31, 2023.

	As of or for the Three Months Ended (in thousands)					Amount Change
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,	Q1-24	Q1-24
	2024	2023	2023	2023	2023	vs. Q4-23	vs. Q1-23
Asset Quality Data and Ratios

Delinquent loans:
Loans, 30 to 89 days past due and still accruing	$15,839	$10,263	$9,545	$13,749	$15,377	$5,576	$462
Delinquent loans to total loans	0.26%	0.17%	0.16%	0.23%	0.26%	0.09	-0.00

Criticized loans:
Special mention	$62,317	$65,314	$76,473	$44,632	$64,340	$(2,997)	$(2,023)
Classified	23,670	31,367	33,134	38,840	47,288	(7,697)	(23,618)
Total criticized loans	$85,987	$96,681	$109,607	$83,472	$111,628	$(10,694)	$(25,641)

Nonperforming assets:
Nonaccrual loans	$14,025	$15,474	$15,783	$22,178	$20,050	$(1,449)	$(6,025)
Loans 90 days or more past due and still accruing	-	-	-	-	-	-	-
Nonperforming loans	14,025	15,474	15,783	22,178	20,050	(1,449)	(6,025)
Other real estate owned, net	117	117	117	117	117	-	-
Nonperforming assets*	$14,142	$15,591	$15,900	$22,295	$20,167	$(1,449)	$(6,025)

Nonperforming assets to assets*	0.19%	0.21%	0.22%	0.30%	0.27%	-0.02	-0.08
Nonperforming loans to total loans	0.23%	0.25%	0.26%	0.37%	0.34%	-0.02	-0.11

* Excludes repossessed personal property of $1.3 million, $1.3 million, $1.3 million, $0.8 million, and $0.6 million as of Q1-24, Q4-23, Q3-23, Q2-23, and Q1-23, respectively

	As of or for the Three Months Ended (in thousands)
	Mar 31,	Dec 31,	Sep 30,	Jun 30,	Mar 31,
	2024	2023	2023	2023	2023
Allowance for credit losses:
Balance at beginning of period	$69,462	$67,313	$71,024	$72,249	$71,523
Credit loss expense (recovery) on loans	404	(2,880)	5,167	514	2,181
Net loan (charge-offs) recoveries	(1,596)	5,029	(8,878)	(1,739)	(1,455)
Balance at end of period	$68,270	$69,462	$67,313	$71,024	$72,249

Net loan charge-offs (recoveries) to average loans (1)	0.10%	-0.33%	0.60%	0.12%	0.10%
Allowance for credit losses to loans	1.11%	1.12%	1.12%	1.19%	1.21%

Allowance for credit losses related to off-balance sheet items:
Balance at beginning of period	$2,474	$2,463	$2,476	$3,067	$3,115
Credit loss expense (recovery) on off-balance sheet items	(177)	11	(13)	(591)	(48)
Balance at end of period	$2,297	$2,474	$2,463	$2,476	$3,067

Unused commitments to extend credit	$792,769	$813,960	$848,886	$791,818	$924,371

(1) Annualized

Corporate Developments
On January 25, 2024, Hanmi’s Board of Directors declared a cash dividend on its common stock for the 2024 first quarter of $0.25 per share. Hanmi paid the dividend on February 22, 2024, to stockholders of record as of the close of business on February 5, 2024.

Earnings Conference Call
Hanmi Bank will host its first quarter 2024 earnings conference call today, April 23, 2024, at 2:00 p.m. PST (5:00 p.m. EST) to discuss these results. This call will also be webcast. To access the call, please dial 1-877-407-9039 before 2:00 p.m. PST, using access code Hanmi Bank. To listen to the call online, either live or archived, please visit Hanmi’s Investor Relations website at https://investors.hanmi.com/ where it will also be available for replay approximately one hour following the call.

About Hanmi Financial Corporation
Headquartered in Los Angeles, California, Hanmi Financial Corporation owns Hanmi Bank, which serves multi-ethnic communities through its network of 35 full-service branches and eight loan production offices in California, Texas, Illinois, Virginia, New Jersey, New York, Colorado, Washington and Georgia. Hanmi Bank specializes in real estate, commercial, SBA and trade finance lending to small and middle market businesses. Additional information is available at www.hanmi.com.

Forward-Looking Statements
This press release contains forward-looking statements, which are included in accordance with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical fact are “forward–looking statements” for purposes of federal and state securities laws, including, but not limited to, statements about our anticipated future operating and financial performance, financial position and liquidity, business strategies, regulatory and competitive outlook, investment and expenditure plans, capital and financing needs and availability, plans and objectives of management for future operations, developments regarding our capital and strategic plans, and other similar forecasts and statements of expectation and statements of assumption underlying any of the foregoing. In some cases, you can identify forward-looking statements by terminology such as “may,” “will,” “should,” “could,” “expects,” “plans,” “intends,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Although we believe that our forward-looking statements to be reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, levels of activity, performance or achievements to differ from those expressed or implied by the forward-looking statements. These factors include the following:

  a failure to maintain adequate levels of capital and liquidity to support our operations;
  general economic and business conditions internationally, nationally and in those areas in which we operate, including any potential recessionary conditions;
  volatility and deterioration in the credit and equity markets;
  changes in consumer spending, borrowing and savings habits;
  availability of capital from private and government sources;
  demographic changes;
  competition for loans and deposits and failure to attract or retain loans and deposits;
  inflation and fluctuations in interest rates that reduce our margins and yields, the fair value of financial instruments, the level of loan originations or prepayments on loans we have made and make, the level of loan sales and the cost we pay to retain and attract deposits and secure other types of funding;
  our ability to enter new markets successfully and capitalize on growth opportunities;
  the current or anticipated impact of military conflict, terrorism or other geopolitical events;
  the effect of potential future supervisory action against us or Hanmi Bank and our ability to address any issues raised in our regulatory exams;
  risks of natural disasters;
  legal proceedings and litigation brought against us;
  a failure in or breach of our operational or security systems or infrastructure, including cyberattacks;
  the failure to maintain current technologies;
  risks associated with Small Business Administration loans;
  failure to attract or retain key employees;
  our ability to access cost-effective funding;
  changes in liquidity, including the size and composition of our deposit portfolio, including the percentage of uninsured deposits in the portfolio;
  fluctuations in real estate values;
  changes in accounting policies and practices;
  changes in governmental regulation, including, but not limited to, any increase in FDIC insurance premiums and changes in the monetary policies of the U.S. Treasury and the Board of Governors of the Federal Reserve System;
  the ability of Hanmi Bank to make distributions to Hanmi Financial Corporation, which is restricted by certain factors, including Hanmi Bank’s retained earnings, net income, prior distributions made, and certain other financial tests;
  strategic transactions we may enter into;
  the adequacy of and changes in the methodology for computing our allowance for credit losses;
  our credit quality and the effect of credit quality on our credit losses expense and allowance for credit losses;
  changes in the financial performance and/or condition of our borrowers and the ability of our borrowers to perform under the terms of their loans and other terms of credit agreements;
  our ability to control expenses; and
  cyber security and fraud risks against our information technology and those of our third-party providers and vendors.

In addition, we set forth certain risks in our reports filed with the U.S. Securities and Exchange Commission, including, Item 1A of our Annual Report on Form 10-K for the year ended December 31, 2023, our Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K that we will file hereafter, which could cause actual results to differ from those projected. We undertake no obligation to update such forward-looking statements except as required by law.

Investor Contacts:
Romolo (Ron) Santarosa
Senior Executive Vice President & Chief Financial Officer
213-427-5636

Lisa Fortuna
Investor Relations
Financial Profiles, Inc.
lfortuna@finprofiles.com
310-622-8251

Hanmi Financial Corporation and Subsidiaries
Consolidated Balance Sheets (Unaudited)
(Dollars in thousands)

	March 31,	December 31,	Percentage	March 31,	Percentage
	2024	2023	Change	2023	Change
Assets
Cash and due from banks	$256,038	$302,324	-15.3%	$386,201	-33.7%
Securities available for sale, at fair value	872,190	865,739	0.7%	878,701	-0.7%
Loans held for sale, at the lower of cost or fair value	3,999	12,013	-66.7%	3,652	9.5%
Loans receivable, net of allowance for credit losses	6,109,570	6,112,972	-0.1%	5,908,209	3.4%
Accrued interest receivable	23,032	23,371	-1.5%	19,004	21.2%
Premises and equipment, net	21,952	21,959	-0.0%	22,625	-3.0%
Customers' liability on acceptances	161	625	-74.2%	41	292.7%
Servicing assets	6,890	7,070	-2.5%	7,541	-8.6%
Goodwill and other intangible assets, net	11,074	11,099	-0.2%	11,193	-1.1%
Federal Home Loan Bank ("FHLB") stock, at cost	16,385	16,385	0.0%	16,385	0.0%
Bank-owned life insurance	56,639	56,335	0.5%	55,814	1.5%
Prepaid expenses and other assets	134,116	140,449	-4.5%	124,764	7.5%
Total assets	$7,512,046	$7,570,341	-0.8%	$7,434,130	1.0%

Liabilities and Stockholders' Equity
Liabilities:
Deposits:
Noninterest-bearing	$1,933,060	$2,003,596	-3.5%	$2,334,083	-17.2%
Interest-bearing	4,443,000	4,276,978	3.9%	3,866,955	14.9%
Total deposits	6,376,060	6,280,574	1.5%	6,201,038	2.8%
Accrued interest payable	38,007	39,306	-3.3%	20,512	85.3%
Bank's liability on acceptances	161	625	-74.2%	41	292.7%
Borrowings	172,500	325,000	-46.9%	350,000	-50.7%
Subordinated debentures	130,165	130,012	0.1%	129,558	0.5%
Accrued expenses and other liabilities	92,053	92,933	-0.9%	70,816	30.0%
Total liabilities	6,808,946	6,868,450	-0.9%	6,771,965	0.5%

Stockholders' equity:
Common stock	34	34	0.0%	33	3.0%
Additional paid-in capital	587,687	586,912	0.1%	584,884	0.5%
Accumulated other comprehensive income	(76,890)	(71,928)	-6.9%	(79,059)	2.7%
Retained earnings	326,526	319,048	2.3%	283,910	15.0%
Less treasury stock	(134,257)	(132,175)	-1.6%	(127,603)	-5.2%
Total stockholders' equity	703,100	701,891	0.2%	662,165	6.2%
Total liabilities and stockholders' equity	$7,512,046	$7,570,341	-0.8%	$7,434,130	1.0%

Hanmi Financial Corporation and Subsidiaries
Consolidated Statements of Income (Unaudited)
(Dollars in thousands, except share and per share data)

	Three Months Ended
	March 31,	December 31,	Percentage	March 31,	Percentage
	2024	2023	Change	2023	Change
Interest and dividend income:
Interest and fees on loans receivable	$91,674	$89,922	1.9%	$80,923	13.3%
Interest on securities	4,955	4,583	8.1%	4,025	23.1%
Dividends on FHLB stock	361	341	5.9%	289	24.9%
Interest on deposits in other banks	2,604	2,337	11.4%	2,066	26.0%
Total interest and dividend income	99,594	97,183	2.5%	87,303	14.1%
Interest expense:
Interest on deposits	45,638	40,277	13.3%	25,498	79.0%
Interest on borrowings	1,655	2,112	-21.6%	2,369	-30.1%
Interest on subordinated debentures	1,646	1,654	-0.5%	1,583	4.0%
Total interest expense	48,939	44,043	11.1%	29,450	66.2%
Net interest income before credit loss expense	50,655	53,140	-4.7%	57,853	-12.4%
Credit loss expense (recovery)	227	(2,870)	-107.9%	2,133	-89.4%
Net interest income after credit loss expense	50,428	56,010	-10.0%	55,720	-9.5%
Noninterest income:
Service charges on deposit accounts	2,450	2,391	2.5%	2,579	-5.0%
Trade finance and other service charges and fees	1,414	1,245	13.6%	1,258	12.4%
Gain on sale of Small Business Administration ("SBA") loans	1,482	1,448	2.3%	1,869	-20.7%
Other operating income	2,387	1,596	49.6%	2,630	-9.2%
Total noninterest income	7,733	6,680	15.8%	8,336	-7.2%
Noninterest expense:
Salaries and employee benefits	21,585	20,062	7.6%	20,610	4.7%
Occupancy and equipment	4,537	4,604	-1.5%	4,412	2.8%
Data processing	3,551	3,487	1.8%	3,253	9.2%
Professional fees	1,893	1,977	-4.2%	1,335	41.8%
Supplies and communications	601	613	-2.0%	676	-11.1%
Advertising and promotion	907	990	-8.4%	833	8.9%
Other operating expenses	3,371	3,478	-3.1%	1,672	101.6%
Total noninterest expense	36,445	35,211	3.5%	32,791	11.1%
Income before tax	21,716	27,479	-21.0%	31,265	-30.5%
Income tax expense	6,552	8,846	-25.9%	9,274	-29.4%
Net income	$15,164	$18,633	-18.6%	$21,991	-31.0%

Basic earnings per share:	$0.50	$0.61		$0.72
Diluted earnings per share:	$0.50	$0.61		$0.72

Weighted-average shares outstanding:
Basic	30,119,646	30,189,578		30,347,325
Diluted	30,119,646	30,251,315		30,430,745
Common shares outstanding	30,276,358	30,368,655		30,555,287

Hanmi Financial Corporation and Subsidiaries
Average Balance, Average Yield Earned, and Average Rate Paid (Unaudited)
(Dollars in thousands)

	Three Months Ended
	March 31, 2024			December 31, 2023			March 31, 2023
		Interest	Average		Interest	Average		Interest	Average
	Average	Income /	Yield /	Average	Income /	Yield /	Average	Income /	Yield /
	Balance	Expense	Rate	Balance	Expense	Rate	Balance	Expense	Rate
Assets
Interest-earning assets:
Loans receivable (1)	$6,137,888	$91,674	6.00%	$6,071,644	$89,922	5.88%	$5,944,399	$80,923	5.51%
Securities (2)	969,520	4,955	2.07%	961,551	4,582	1.93%	980,712	4,025	1.67%
FHLB stock	16,385	361	8.87%	16,385	341	8.25%	16,385	289	7.16%
Interest-bearing deposits in other banks	201,724	2,604	5.19%	181,140	2,338	5.12%	192,902	2,066	4.34%
Total interest-earning assets	7,325,517	99,594	5.47%	7,230,720	97,183	5.34%	7,134,398	87,303	4.96%

Noninterest-earning assets:
Cash and due from banks	58,382			61,146			65,088
Allowance for credit losses	(69,106)			(68,319)			(71,452)
Other assets	244,700			251,660			239,121
Total assets	$7,559,493			$7,475,207			$7,367,155

Liabilities and Stockholders' Equity
Interest-bearing liabilities:
Deposits:
Demand: interest-bearing	$86,401	$30	0.14%	$86,679	$29	0.13%	$109,391	$29	0.11%
Money market and savings	1,815,085	16,553	3.67%	1,669,973	14,379	3.42%	1,453,569	7,315	2.04%
Time deposits	2,507,830	29,055	4.66%	2,417,803	25,869	4.24%	2,223,615	18,154	3.31%
Total interest-bearing deposits	4,409,316	45,638	4.16%	4,174,455	40,277	3.83%	3,786,575	25,498	2.73%
Borrowings	162,418	1,655	4.10%	205,951	2,113	4.07%	268,056	2,369	3.58%
Subordinated debentures	130,088	1,646	5.06%	129,933	1,653	5.09%	129,483	1,583	4.89%
Total interest-bearing liabilities	4,701,822	48,939	4.19%	4,510,339	44,043	3.88%	4,184,114	29,450	2.85%

Noninterest-bearing liabilities and equity:
Demand deposits: noninterest-bearing	1,921,189			2,025,212			2,324,413
Other liabilities	164,524			177,321			127,112
Stockholders' equity	771,958			762,335			731,516
Total liabilities and stockholders' equity	$7,559,493			$7,475,207			$7,367,155

Net interest income (tax equivalent basis)		$50,655			$53,140			$57,853

Cost of deposits			2.90%			2.58%			1.69%
Net interest spread (taxable equivalent basis)			1.28%			1.47%			2.10%
Net interest margin (taxable equivalent basis)			2.78%			2.92%			3.28%

(1) Includes average loans held for sale
(2) Income calculated on a fully taxable equivalent basis using the federal tax rate in effect for the periods presented.

Non-GAAP Financial Measures

Tangible Common Equity to Tangible Assets Ratio

Tangible common equity to tangible assets ratio is supplemental financial information determined by a method other than in accordance with U.S. generally accepted accounting principles (“GAAP”). This non-GAAP measure is used by management in the analysis of Hanmi’s capital strength. Tangible common equity is calculated by subtracting goodwill and other intangible assets from stockholders’ equity. Banking and financial institution regulators also exclude goodwill and other intangible assets from stockholders’ equity when assessing the capital adequacy of a financial institution. Management believes the presentation of this financial measure excluding the impact of these items provides useful supplemental information that is essential to a proper understanding of the capital strength of Hanmi. This disclosure should not be viewed as a substitute for results determined in accordance with GAAP, nor is it necessarily comparable to non-GAAP performance measures that may be presented by other companies.

The following table reconciles this non-GAAP performance measure to the GAAP performance measure for the periods indicated:

Tangible Common Equity to Tangible Assets Ratio (Unaudited)
(In thousands, except share, per share data and ratios)

	March 31,	December 31,	September 30,	June 30,	March 31,
Hanmi Financial Corporation	2024	2023	2023	2023	2023
Assets	$7,512,046	$7,570,341	$7,350,140	$7,344,924	$7,434,130
Less goodwill and other intangible assets	(11,074)	(11,099)	(11,131)	(11,162)	(11,193)
Tangible assets	$7,500,972	$7,559,242	$7,339,009	$7,333,762	$7,422,937

Stockholders' equity (1)	$703,100	$701,891	$663,359	$668,560	$662,165
Less goodwill and other intangible assets	(11,074)	(11,099)	(11,131)	(11,162)	(11,193)
Tangible stockholders' equity (1)	$692,026	$690,792	$652,228	$657,398	$650,972

Stockholders' equity to assets	9.36%	9.27%	9.03%	9.10%	8.91%
Tangible common equity to tangible assets (1)	9.23%	9.14%	8.89%	8.96%	8.77%

Common shares outstanding	30,276,358	30,368,655	30,410,582	30,485,788	30,555,287
Tangible common equity per common share	$22.86	$22.75	$21.45	$21.56	$21.30

(1) There were no preferred shares outstanding at the periods indicated.